EXHIBIT 99.1

   Conn's, Inc. Reports Record Sales Results for the Quarter Ended
                            April 30, 2004

    BEAUMONT, Texas--(BUSINESS WIRE)--May 12, 2004--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, home office products, bedding and lawn and garden products, today announced its net sales results for the quarter ended April 30, 2004.
    Net sales for the quarter ended April 30, 2004 increased $11.9 million, or 11.2%, from $106.7 million for the first quarter of fiscal 2004 to $118.6 million for the first quarter of fiscal 2005. Same store sales (sales recorded in stores operated for the entirety of both periods) were up 3.5% for the first quarter. Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other will be reported in the Company's quarterly conference call on June 7, 2004.
    Thomas J. Frank, chairman and chief executive officer, stated, "As we noted when we released our 2004 year-end earnings, we expected same store sales for this quarter and the balance of this year to return to more realistic levels. The good news is that our programs in the track, bedding and lawn and garden categories are continuing to have positive impact on our sales. Even better, we believe that our ability to control costs will show up in the bottom line."
    The Company updated its EPS guidance for earnings per diluted share for the quarter ended April 30, 2004 from a range of $0.30 to $0.32 to a range of $0.32 to $0.33 per share. For the year ended Jan. 31, 2005, the Company increased its EPS guidance for earnings per diluted share from a range of $1.18 to $1.20 to a range of $1.20 to $1.22 per share.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 47 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, VCRs, DVD players and home theater products. The Company also sells home office equipment, lawn and garden products and bedding, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.
    Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity, or the issuer, in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.
    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on April 16, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

    CONTACT: Conn's, Inc., Beaumont
             Thomas J. Frank, 409-832-1696  Ext. 3218